EXHIBIT 99.1
KBR Announces Second Quarter 2017 Financial Results

•	Strong earnings, with Net Income of $77 million (EPS of $0.54) and Revenue growth of 8%

•	Operating cash flow of $325 million; PEMEX cash settlement and improved working capital management

•	EPS guidance for 2017 increased to a range of $1.25-$1.45 (excluding legacy legal fees of $9 million)

•	Operating cash flow guidance increased to a range of $120 million to $200 million

HOUSTON, Texas - August 2, 2017 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced second quarter 2017 financial results.

Consolidated revenue in the second quarter of 2017 was $1.1 billion compared to $1.0 billion in the second quarter of 2016. Net income attributable to KBR was $77 million or $0.54 per diluted share ($0.57 per diluted share excluding $4 million in pre-tax U.S. Government legacy legal fees) in the second quarter of 2017 compared to net income of $47 million or $0.32 per diluted share ($0.35 per diluted share excluding pre-tax U.S. Government legacy legal fees of $4 million) in the second quarter of 2016.
Revenue in the second quarter increased from the same period a year ago driven by the acquisitions in the Government Services segment and expansion of existing contracts with the U.S. Military. The revenue increases were partially offset by lower activity on various projects in our Engineering and Construction segment and the completion of the final EPC power project within our Non-strategic Business segment.
Net income attributable to KBR reflects good performance across all segments in addition to the $35 million gain associated with the PEMEX settlement recognized in the quarter.
KBR finalized and completed the settlement of the EPC 1 litigation with PEMEX Exploración y Producción (PEP). The settlement provided for a cash payment of $435 million for costs and fees owed for work on the construction project and dismissals of all litigation. Settlement of this matter was a driver to the positive cash performance in the quarter.
“We achieved strong earnings driven by good performance across all of our business segments, the expansion of existing military contracts, our Government Services acquisitions, and final settlement of a commercial dispute with PEMEX.” said Stuart Bradie, President and Chief Executive Office of KBR, Inc. “Improving results in our E&C segment are the result of continued strong execution performance as well as progress made on our strategy to lessen reliance on large projects and focus on winning multiple smaller, more recurring and predictable services work."
“We continue to experience improved and more consistent profit momentum and cash generation as a result of our strategy to position KBR as a global leader in differentiated professional services and project delivery, positioning the company for strong long-term growth with less risk and increased financial flexibility. Our focus on cash has allowed us to strategically allocate capital this quarter.” Bradie continued.
Segment Business Results (All comparisons are second quarter 2017 versus second quarter 2016 unless otherwise noted.)
Government Services (GS) Results
GS revenue was $543 million, an increase of $314 million compared to the second quarter of 2016. The increase was primarily due to the acquisitions of Wyle and HTSI (converted into KTS) in the third quarter of 2016, as well as continued expansion of task orders on existing U.S. Government contracts including LogCAP IV and other base operational support services (BOSS) contracts in support of the U.S. military.
GS gross profit was $37 million (6.8% of revenues), a decrease of $4 million from the second quarter of 2016, due to the non-recurring favorable $33 million settlement with the U.S. government related to the sodium dichromate case in the prior year. This decrease was partially offset by the contributions from the acquisitions discussed above and expansions of task orders on existing U.S. government contracts.

Equity in earnings of unconsolidated affiliates was $18 million, an increase of $8 million from the the prior year, due to favorable adjustments this quarter associated with the U.K. Ministry of Defense project and the U.K. Military Flying Training System (UKMFTS) project.
Technology & Consulting (T&C) Results
T&C revenue was $82 million, a decrease of $16 million compared to the second quarter of 2016, due primarily to a lower volume of proprietary equipment sales partially offset by higher license revenues and by new consulting contracts from upstream projects.
T&C gross profit was $17 million (20.7% of revenues), up $2 million from the second quarter of 2016, due to improved mix of licenses in the second quarter of 2017 and cost reductions implemented in 2016.
Engineering & Construction (E&C) Results
E&C revenue was $462 million, a decrease of $159 million from the second quarter of 2016, primarily due to reduced activity on several projects across the sector. These decreases were partially offset by projects ramping up from new awards in the second half of 2016, including a construction project in Canada.
E&C gross profit was $55 million (11.9% of revenues), an increase of $20 million compared to the second quarter of 2016. This was largely attributable to the favorable settlement of the PEMEX litigation resulting in $35 million of gross profits this quarter.
Equity in earnings of unconsolidated affiliates was $14 million, a decrease of $9 million from the prior year predominantly due to lower activity on an Australian joint venture as well as our offshore maintenance joint venture in Mexico.
Non-strategic Business (NSB) Results
NSB revenue was $7 million, a decrease of $54 million from the prior year, primarily due to completion of EPC power projects as we exit this business.
NSB gross loss was $1 million, improved by $16 million compared to the second quarter of 2016, as charges for cost increases for subcontractor productivity and delays in the second quarter of 2016 did not recur in 2017.
Cash Flow and Liquidity
Cash flow from operating activities was $325 million, an increase of $316 million compared to the second quarter of 2016. The increase was driven by the cash settlement with PEP and improved focus on working capital management. We received $435 million from PEP, of which $91 million was used to pay related Mexican income taxes, $180 million was used to repay a portion of the borrowings under our Credit Agreement, and $50 million was used to repurchase shares under our stock repurchase authorization. A portion of the remainder was used to fund working capital requirements for several EPC contracts nearing completion within our E&C and NSB business segments. Cash and equivalents at June 30, 2017 totaled $491 million, including $184 million of domestic U.S. cash. As of June 30, 2017, our $1 billion revolving credit agreement had an outstanding balance of $470 million

New Business Awards
Notable new awards during the second quarter of 2017 included:
Government Services

•
We were awarded a three-year follow-on task order by the U.S. Army to provide systems engineering and integration, project management support, and Foreign Military Sales (FMS) for missile defense systems for the Department of Defense (DoD). KBRwyle will assist in integrating the PATRIOT Missile Defense system with the Missile Defense Agency’s Ballistic Missile Defense System and the Army’s Integrated Air and Missile Defense system.

•
We were awarded a three-year task order to provide programmatic support to the U.S. Army’s Program Executive Office (PEO) for Aviation. KBRwyle will research, analyze, and develop deliverables for PEO Aviation’s Cargo Helicopter and Fixed Wing Project Management Offices and also provide technical support for the Army’s fixed wing aircraft and Chinook Helicopter.

•
We were awarded an engineering services contract by NASA to support more than 20 NASA exploration missions. This is a five-year, single award indefinite-delivery/indefinite quantity (IDIQ) contract, will provide ground systems and operations support to various NASA missions managed by Space Science Mission Operations and Earth Science Mission Operations at NASA's Goddard Space Flight Center in Greenbelt, Maryland.

Technology and Consulting

•
We were awarded Operator Training Simulator (OTS) and Reliability Based Maintenance (RBM) services contracts by JSC EuroChem Northwest for their ammonia plant under construction in Kingisepp, Russia. KBR will provide turnkey delivery of the OTS and RBM solutions and services for the plant using KBR’s highly efficient Purifier Ammonia technology.

Engineering and Construction

•
We were awarded a Front-End Engineering Design (FEED) and project management services contract for Oman Liquefied Natural Gas LLC (Oman LNG) in Qalhat, Oman. Oman LNG operates three liquefaction trains with total nameplate capacity of 10.4 million tonnes per annum (mtpa).

•
We were awarded a program alliance contract by the Victorian Government for railroad crossing removal projects in Victoria, Australia. KBR will remove two railroad crossings in an integrated alliance with John Holland, Metro Trains and the Level Crossing Removal Authority. KBR will be providing engineering and design services for the crossing removals and associated works.

KBR backlog decreased from $10.6 billion as of March 31, 2017 to $10.3 billion as of June 30, 2017, with project work-off exceeding new awards/adjustments in our E&C and T&C business segments. Backlog in the GS business segment increased $180 million from March 31, 2017.
Outlook
We are increasing the company’s full year 2017 fully diluted adjusted earnings per share guidance to a range of $1.25 to $1.45 per share from the previous range of $1.10 to $1.40. Our guidance of earnings per share is on an adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts. These costs are estimated to be approximately $9 million, or $0.07 per fully diluted share in 2017. The estimated legacy legal costs do not assume any cost reimbursement from the U.S. Government that could occur in the future. Our estimated effective tax rate for 2017 is estimated to be from 23% to 25%. Our expected EBITDA range for 2017, which is on the same basis as the EPS guidance, is $300-$350 million. Our guidance for operating cash flows is increased to a range of $120 million to $200 million for 2017, up from previous guidance of $100 million to $200 million.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

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Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

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Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

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Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Nelson Rowe
Senior Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2017	2016
Revenues:
Government Services	$543	$229
Technology & Consulting	82	98
Engineering & Construction	462	621
Subtotal	1,087	948
Non-strategic Business	7	61
Total revenues	1,094	1,009
Gross profit (loss):
Government Services	37	41
Technology & Consulting	17	15
Engineering & Construction	55	35
Subtotal	109	91
Non-strategic Business	(1)	(17)
Total gross profit	108	74
Equity in earnings of unconsolidated affiliates:
Government Services	18	10
Technology & Consulting	—	—
Engineering & Construction	14	23
Subtotal	32	33
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	32	33
General and administrative expenses	(38)	(34)
Asset impairment and restructuring charges	—	(12)
Gain on disposition of assets	1	2
Operating income	103	63
Interest expense	(5)	(2)
Other non-operating income	2	9
Income before income taxes and noncontrolling interests	100	70
Provision for income taxes	(21)	(23)
Net income	79	47
Net income attributable to noncontrolling interests	(2)	—
Net income attributable to KBR	$77	$47

Net income attributable to KBR per share:
Basic	$0.54	$0.32
Diluted	$0.54	$0.32

Basic weighted average common shares outstanding	141	142
Diluted weighted average common shares outstanding	141	142

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2017	2016
Revenues:
Government Services	$1,058	$439
Technology & Consulting	158	195
Engineering & Construction	951	1,227
Subtotal	2,167	1,861
Non-strategic Business	33	144
Total revenues	2,200	2,005
Gross profit (loss):
Government Services	74	62
Technology & Consulting	31	32
Engineering & Construction	88	64
Subtotal	193	158
Non-strategic Business	(3)	(16)
Total gross profit	190	142
Equity in earnings of unconsolidated affiliates:
Government Services	27	21
Technology & Consulting	—	—
Engineering & Construction	14	41
Subtotal	41	62
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	41	62
General and administrative expenses	(70)	(68)
Asset impairment and restructuring charges	—	(14)
Gain on disposition of assets	5	6
Operating income	166	128
Interest expense	(10)	(4)
Other non-operating income (expense)	(5)	6
Income before income taxes and noncontrolling interests	151	130
Provision for income taxes	(34)	(38)
Net income	117	92
Net income attributable to noncontrolling interests	(3)	(3)
Net income attributable to KBR	$114	$89

Net income attributable to KBR per share:
Basic	$0.80	$0.62
Diluted	$0.80	$0.62

Basic weighted average common shares outstanding	142	142
Diluted weighted average common shares outstanding	142	142

Cash dividends declared per share	$0.16	$0.16

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$491	$536
Accounts receivable, net of allowance for doubtful accounts of $14 and $14	527	592
Costs and estimated earnings in excess of billings on uncompleted contracts	380	416
Claims receivable	—	400
Other current assets	97	103
Total current assets	1,495	2,047
Claims and accounts receivable	114	131
Property, plant, and equipment, net of accumulated depreciation of $324 and $324 (including net PPE of $35 and $36 owned by a variable interest entity)	139	145
Goodwill	961	959
Intangible assets, net of accumulated amortization of $114 and $100	240	248
Equity in and advances to unconsolidated affiliates	386	369
Deferred income taxes	121	118
Other assets	125	127
Total assets	$3,581	$4,144

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$412	$535
Billings in excess of costs and estimated earnings on uncompleted contracts	392	552
Accrued salaries, wages and benefits	173	171
Nonrecourse project debt	9	9
Other current liabilities	213	292
Total current liabilities	1,199	1,559
Pension obligations	468	526
Employee compensation and benefits	168	113
Income tax payable	80	78
Deferred income taxes	59	149
Nonrecourse project debt	31	34
Revolving credit agreement	470	650
Deferred income from unconsolidated affiliates	98	90
Other liabilities	197	200
Total liabilities	2,770	3,399
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,093	2,088
Accumulated other comprehensive loss	(1,030)	(1,050)
Retained earnings	580	488
Treasury stock	(820)	(769)
Total KBR shareholders' equity	823	757
Noncontrolling interests	(12)	(12)
Total shareholders' equity	811	745
Total liabilities and shareholders' equity	$3,581	$4,144

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2017	2016
Cash flows provided by operating activities:
Net income	$79	$47
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14	10
Equity in earnings of unconsolidated affiliates	(32)	(33)
Deferred income tax (benefit) expense	(90)	5
Other	5	(8)
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	32	(29)
Costs and estimated earnings in excess of billings on uncompleted contracts	37	(33)
Claims receivable	400	—
Accounts payable	(51)	41
Billings in excess of costs and estimated earnings on uncompleted contracts	(43)	44
Accrued salaries, wages and benefits	(14)	9
Reserve for loss on uncompleted contracts	(13)	(7)
Payments from unconsolidated affiliates, net	4	—
Distributions of earnings from unconsolidated affiliates	16	8
Income taxes payable	(11)	(11)
Pension funding	(9)	(11)
Net settlement of derivative contracts	3	1
Other assets and liabilities	(2)	(24)
Total cash flows provided by operating activities	325	9
Cash flows used in investing activities:
Purchases of property, plant and equipment	(3)	(3)
Proceeds from sale of assets or investments	2	1
Other	(1)	—
Total cash flows used in investing activities	(2)	(2)
Cash flows used in financing activities:
Payments to reacquire common stock	(50)	—
Distributions to noncontrolling interests	—	(3)
Payments of dividends to shareholders	(11)	(12)
Payments on revolving credit agreement	(180)	—
Payments on short-term and long-term borrowings	(5)	(5)
Total cash flows used in financing activities	(246)	(20)
Effect of exchange rate changes on cash	4	(7)
Increase (decrease) in cash and equivalents	81	(20)
Cash and equivalents at beginning of period	410	824
Cash and equivalents at end of period	$491	$804

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2017	2016
Cash flows provided by (used in) operating activities:
Net income	$117	$92
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27	19
Equity in earnings of unconsolidated affiliates	(41)	(62)
Deferred income tax (benefit) expense	(85)	7
Other	11	—
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	70	25
Costs and estimated earnings in excess of billings on uncompleted contracts	41	(28)
Claims receivable	400	—
Accounts payable	(126)	32
Billings in excess of costs and estimated earnings on uncompleted contracts	(167)	(2)
Accrued salaries, wages and benefits	2	(11)
Reserve for loss on uncompleted contracts	(35)	(23)
Payments from (advances to) unconsolidated affiliates, net	5	(8)
Distributions of earnings from unconsolidated affiliates	30	28
Income taxes payable	(5)	(10)
Pension funding	(18)	(21)
Net settlement of derivative contracts	1	(3)
Other assets and liabilities	(17)	(47)
Total cash flows provided by (used in) operating activities	210	(12)
Cash flows used in investing activities:
Purchases of property, plant and equipment	(6)	(6)
Proceeds from sale of assets or investments	2	1
Acquisition of businesses, net of cash acquired	2	(22)
Other	(1)	—
Total cash flows used in investing activities	(3)	(27)
Cash flows used in financing activities:
Payments to reacquire common stock	(52)	(2)
Distributions to noncontrolling interests	(1)	(9)
Payments of dividends to shareholders	(23)	(23)
Excess tax benefits from share-based compensation	—	1
Payments on revolving credit agreement	(180)	—
Payments on short-term and long-term borrowings	(5)	(5)
Total cash flows used in financing activities	(261)	(38)
Effect of exchange rate changes on cash	9	(2)
Decrease in cash and equivalents	(45)	(79)
Cash and equivalents at beginning of period	536	883
Cash and equivalents at end of period	$491	$804

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	June 30,	March 31,	December 31,
	2017	2017	2016
Government Services	$7,891	$7,711	$7,821
Technology & Consulting	292	333	313
Engineering & Construction	2,134	2,537	2,769
Subtotal	10,317	10,581	10,903
Non-strategic Business	7	14	35
Total backlog	$10,324	$10,595	$10,938

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.
We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $7.4 billion at June 30, 2017 and December 31, 2016. We consolidate joint ventures which are majority-owned and controlled or are variable interest entities ("VIEs") in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $139 million at June 30, 2017 and $151 million at December 31, 2016.
We estimate that as of June 30, 2017, 35% of our backlog will be executed within one year. Of this amount, 58% will be recognized in revenues on our condensed consolidated statement of operations and 42% will be recorded by our unconsolidated joint ventures. As of June 30, 2017, $125 million of our backlog relates to active contracts that are in a loss position.
As of June 30, 2017, 14% of our backlog was attributable to fixed-price contracts, 60% was attributable to PFIs, and 26% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of June 30, 2017, $7.2 billion of our GS backlog was currently funded by our customers.